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                                                                     Exhibit 12

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

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                                                                Six Months Ended
                                                                  June 30, 1996
                                                                ----------------
Earnings:
 Income from continuing operations before income taxes              $151.2
 Add:
  Interest expense -- net                                             13.0
  Rental expense representative of interest factor                     7.3
  Other                                                                1.3
                                                                    ------
    Total earnings as adjusted plus fixed charges                   $172.8
                                                                    ======
Fixed charges:
 Interest expense -- net                                            $ 13.0
 Capitalized interest                                                  1.2
 Rental expense representative of interest factor                      7.3
                                                                    ------
    Total fixed charges                                             $ 21.5
                                                                    ======
Ratio of earnings to fixed charges                                     8.0
                                                                    ======
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